Exhibit 10.1

June 5, 2020

HIGH PARK HOLDINGS LTD.

495 Wellington St W, Unit 250,

Toronto, ON M5V 1G1

Attention:  Michael Kruteck

Re:

First Amendment to loan facility letter agreement dated as of February 28, 2020 among  Bridging Finance Inc. (in its capacity as agent, the “Agent”), as agent for and on behalf of any of the funds managed or co-managed by Bridging Finance Inc. (collectively, the “Lender”), and High Park Holdings Ltd. (the “Borrower”)

The Borrower, the Agent, the Lender and the Guarantors party thereto (the Borrower and the Guarantors are, collectively, the “Obligors” and each is an “Obligor”) entered into that certain credit facility described in the loan facility letter agreement dated as of February 28, 2020 (as the same may be further  amended, restated, supplemented, revised, replaced or otherwise modified from time to time, the “Credit Agreement”);

The parties hereto have agreed to amend certain provisions of the Credit Agreement, but, in each case, only to the extent and subject to the limitations set forth in this Amendment.

The Agent, for and on behalf of the Lender, is pleased to offer the amendments to the Credit Agreement described in this amendment letter (this “Amendment”) subject to the terms and conditions set forth herein. All capitalized terms not otherwise defined in the body of this Amendment shall have the meanings ascribed to them in the Credit Agreement.

ARTICLE I – Amendments to the Credit Agreement

With effect as of the First Amendment Effective Date (hereinafter defined), the Credit Agreement is amended as follows:

1.1	The row titled “Facility Availability:” on page 2 is deleted in its entirety and replaced with the following:

Facility Availability:

Subject to the terms and conditions of this Agreement, the Facility shall be drawn (i) in an aggregate principal amount equal to C$66,500,000 in a single draw on the Closing Date (the “Closing Date Draw”), and (ii) at the Agent’s sole discretion, in an aggregate principal amount equal to C$13,300,000 in a single draw provided that the Additional Draw Conditions Precedent are satisfied (the “Additional Draw”).

Amounts prepaid or repaid in respect of the Facility may not be reborrowed.

1.2	The row titled “Principal Repayments:” on page 4 is deleted in its entirety and replaced with the following:

Principal Payments:

Subject to demand by the Agent or the Lender after the occurrence and during the continuance of an Event of Default, the Borrower agrees that the principal balance of the Facility shall be due and repaid in cash in full upon maturity at the end of the Term (whether the stated end of the Term, as a result of acceleration or otherwise).

1.3	The row titled “Prepayment:” on page 4 is deleted in its entirety and replaced with the following:

Prepayment:

If the Facility is prepaid in full or partially prior to the date that is 6 months immediately following the Closing Date, including by voluntary prepayment or in the event of a prepayment for any other reason, including (a) acceleration of the Obligations as a result of the occurrence of an Event of Default, (b) foreclosure and sale of, or collection of, the Collateral, (c) sale of the Collateral in any insolvency proceeding, or (d) the restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any insolvency proceeding (in each case, an “Accelerated Prepayment”), then, unless otherwise waived by the Agent in writing in its sole and absolute discretion, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Agent and Lender or profits lost by the Agent and Lender as a result of such Prepayment, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Agent and Lender, the Borrower shall pay to the Agent an amount in cash (i) calculated in accordance with the formula set out below, plus applicable taxes due thereon (the “Early Prepay Fee”) plus (ii) all accrued interest on the principal amount that is being prepaid, any other accrued but unpaid interest which is due and payable hereunder and any fees owing on the date the prepayment is made, all of which shall be due and payable as of the date the prepayment is made:

I/365 x N x M

Where:

I = the annual interest rate of the Facility on the date the prepayment is made;

N = the number of days between the date the prepayment is made and the date that is 6 months immediately following the Closing Date; and

M = the principal amount that is being prepaid.

If the Facility is voluntarily prepaid in full or partially on and after the date that is 6 months immediately following the Closing Date, the Borrower shall deliver an irrevocable prepayment notice to the Agent (the “Prepayment Notice”) at least seventy-five (75) days (reduced to thirty (30) days upon the occurrence of a Denied Additional Draw Request) prior to the proposed prepayment date (the “Prepayment Date”) setting forth the amount being prepaid (the “Prepayment Amount”) and the Prepayment Date.

Unless otherwise waived by the Agent in writing in its sole and absolute discretion, should the Borrower wish to voluntarily prepay the Facility in full or partially without having to provide the Agent with such required seventy-five (75) days (or thirty (30) days upon the occurrence of a Denied Additional Draw Request) prior notice or in the event of a Prepayment for any other reason without the required notice on and after the date that is 6 months immediately following the Closing Date, including an Accelerated Prepayment, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Agent and Lender or profits lost by the Agent and Lender as a result of such Prepayment, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Agent and Lender, the Borrower shall pay to the Agent an amount in cash calculated in accordance with the formula set out below and which shall be due and payable as of the date the prepayment is made (the “Prior Notice Prepay Fee”) plus (ii) all accrued interest on the principal amount that is being prepaid, any other accrued but unpaid interest which is due and payable hereunder and any fees owing on the date the prepayment is made, all of which shall be due and payable as of the date the prepayment is made:

I/365 x (75 – N) x M

Where:

I = the annual interest rate on the Facility on the date the Prepayment Notice was given or, if no Prepayment Notice was given (including, without limitation, due to an Accelerated Prepayment), on the date the prepayment is made;

75 = 75 but shall be replaced by “30” upon the occurrence of a Denied Additional Draw Request;

N = where a Prepayment Notice was given, the number of days between the date the Prepayment Notice is given and the date of prepayment, provided that if no Prepayment Notice was given (including, without limitation, due to an Accelerated Prepayment), N shall equal 0; and

M = the Prepayment Amount.

1.4	The row titled “Additional Draw Conditions Precedent:” on page 7 is amended by deleting the words “30 days’ prior written notice” in clause (b) and replacing them with “5 days’ prior written notice”.
1.5	Schedule “A” (Definitions) is amended by adding the following definitions in alphabetical order with the existing definitions:

“Denied Additional Draw Request” means the Borrower has requested the Additional Draw and satisfied the Additional Draw Conditions Precedent required to be satisfied as of the date of such request and the Agent has either (i) notified the Borrower that it is denying the Additional Draw (for reasons other than the failure to satisfy the Additional Draw Conditions Precedent), or (ii) failed to respond to the Borrower’s request for the Additional Draw within five (5) Business Days of the date of delivery of request for the Additional Draw.

ARTICLE II – Conditions To Effectiveness

2.1

This Amendment shall become effective upon the Obligors delivering to the Agent an executed counterpart to this Amendment, facsimile signatures or a scanned PDF copy of this Amendment transmitted via e-mail or telecopier will be acceptable (such date being referred to herein as the “First Amendment Effective Date”).

ARTICLE III – representations and warranties

3.1	Each Obligor represents and warrant to the Agent and the Lender that the following statements are true, correct and complete:
(a)

Authorization, Validity, and Enforceability of this Amendment.  The Obligor has the corporate power and authority to execute and deliver this Amendment and to perform the Credit Agreement.  The Obligor has taken all necessary corporate action (including, without limitation, obtaining approval of its shareholders if necessary) to authorize the execution and delivery of this Amendment and the performance of the Credit Agreement.  This Amendment has been duly executed and delivered by the Obligor and this Amendment and the Credit Agreement constitute the legal, valid and binding obligations of the Obligor, enforceable against it in accordance with their respective terms without defence, compensation, setoff or counterclaim. The Obligor’s execution and delivery of this Amendment and the performance by the Obligor of the Credit Agreement do not and will not conflict with, or constitute a violation or breach of, or constitute a Default under, or result in the creation or imposition of any Encumbrance upon the property of the Obligor by reason of the terms of (a) any contract, mortgage, hypothec, lien, lease, agreement, indenture, or instrument to which the Obligor is a party or which is binding on it, (b) any requirement of Applicable Laws applicable to the Obligor or any Subsidiaries, or (c) the certificate or articles of incorporation or amalgamation or bylaws of the Obligor or any Subsidiaries.

(b)

Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or other person is necessary or required in connection with the execution, delivery or performance by, or enforcement against the Obligor of this Amendment or the Credit Agreement except for such as have been obtained or made in order to perfect and render enforceable the Security.

(c)

Representations, Warranties and Covenants in Credit Agreement. The representations and warranties contained in the Credit Agreement are and will be true, correct and complete in all material respects on the date of this Amendment to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date. Upon this Amendment becoming effective, the Obligor will be in full compliance with all of its covenants in the Credit Agreement and each Credit Document.

(d)

Absence of Default.  No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute a Default or an Event of Default.

(e)

Security.  All Security delivered to or for the benefit of the Agent and the Lender pursuant to the Credit Agreement and the other Credit Documents remains in full force and effect and secures all Obligations of the Obligor under the Credit Agreement and the other Credit Documents to which it is a party.

ARTICLE IV – REAFFIRMATION AND CONSENT

4.1

Each Obligor (i) reaffirms its Obligations under the Credit Agreement and the other Credit Documents to which it is a party, and (ii) agrees that the Credit Agreement and the other Credit Documents to which it is a party remain in full force and effect, except as amended hereby, and are hereby ratified and confirmed.

4.2

Each Obligor reaffirms each Encumbrance it granted in favor of the Agent and the Lender pursuant to the Security, which such Encumbrances shall continue to secure and constitute a security interest for the Obligations of the Obligor on and subject to the terms and conditions set forth in the applicable Security.

ARTICLE V – miscellaneous

5.1

The execution, delivery and performance of this Amendment shall not, except as expressly provided for herein, constitute a waiver or amendment of any other Event of Default, or operate as a waiver or amendment of any right, power or remedy of the Agent and the Lender under the Credit Agreement or any other document.

5.2

This Amendment shall be deemed to have been made and accepted in the City of Toronto, Ontario and construed in accordance with and be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

5.3	This Amendment may be executed in original and/or facsimile counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.
5.4	Each party hereto shall be responsible for their own costs and expenses (including legal fees) incurred in connection with the entering into of this Amendment.
5.5

Each party hereto agrees to provide to the other party a copy of any public disclosure relating to this Amendment prior to publicly disclosing such information, provided that nothing in this Amendment or the Credit Agreement shall operate to preclude any party from complying with stock exchange rules and policies or Applicable Laws with respect to the public disclosure of this Amendment and matters relating thereto.

[Balance of page left blank, signature pages follow]

If the terms and conditions of this Amendment are acceptable to you, please sign in the space indicated below and return the signed copy of this Amendment to us.  Acceptance may also be effected by facsimile or scanned transmission and in counterpart.

We thank you for allowing us the opportunity to provide you with this Amendment.

Yours truly,

BRIDGING FINANCE INC., as Agent
Per:	/s/ Graham Marr
Name: Graham Marr
Title: Senior Portfolio Manager

I have authority to bind the Corporation.

ACCEPTANCE

Each of the undersigned hereby accepts this Amendment as of the date first above written.

BOrrower: HIGH PARK HOLDINGS LTD.
Per:	/s/ Brendan Kennedy
Name: Brendan Kennedy
Title: Director

Guarantors: TILRAY, INC.
Per:	/s/ Brendan Kennedy
Name: Brendan Kennedy
Title: CEO

TILRAY CANADA LTD.
Per:	/s/ Brendan Kennedy
Name: Brendan Kennedy
Title: Director

HIGH PARK FARMS LTD.
Per:	/s/ Brendan Kennedy
Name: Brendan Kennedy
Title: Director

1197879 B.C. LTD.
Per:	/s/ Brendan Kennedy
Name: Brendan Kennedy
Title: Director

FHF HOLDINGS LTD.
Per:	/s/ Brendan Kennedy
Name: Brendan Kennedy
Title: Director

FRESH HEMP FOODS LTD.
Per:	/s/ Brendan Kennedy
Name: Brendan Kennedy
Title: Director

MANITOBA HARVEST USA, LLC
Per:	/s/ Brendan Kennedy
Name: Brendan Kennedy
Title: Director

HIGH PARK GARDENS INC.
Per:	/s/ Brendan Kennedy
Name: Brendan Kennedy
Title: Director

NATURA NATURALS HOLDINGS INC.
Per:	/s/ Brendan Kennedy
Name: Brendan Kennedy
Title: Director

NATURA NATURALS INC.
Per:	/s/ Brendan Kennedy
Name: Brendan Kennedy
Title: Director

DORADA VENTURES LTD.
Per:	/s/ Brendan Kennedy
Name: Brendan Kennedy
Title: Director